Exhibit 1.1


           [ON Hoffman, Fitzgerald & Snyder, P.C. LETTERHEAD]


October 23, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:	INFe.com, Inc.

Dear Sir/Madam:

We were previously the principal accountant for INFe.com, Inc. (formerly Infocall Communications Corp.). On October 5, 2000 our appointment as principal accountant was terminated. We have read INFe.com, Inc.'s statements included under Item 4 of its Form 8K/A dated October 23, 2000 and we agree with such statements.


Very truly yours,


/s/Hoffman, Fitzgerald & Snyder, P.C.

HOFFMAN, FITZGERALD & SNYDER, P.C.
(formerly Hoffman, Morrison & Fitzgerald, P.C.)



cc	  Mr. Tom Richfield
    	President
    	INFe.com, Inc.